For Release:         Immediately
Contact:                 Mark Cummins (Investors)                                            215.256.5025                           mcummins@harleysvillegroup.com
Randy Buckwalter (Media)                                            215.256.5288                           rbuckwalter@harleysvillegroup.com

HARLEYSVILLE GROUP COMMENTS ON IMPACT
OF FIRST QUARTER UNUSUALLY SEVERE WINTER WEATHER

HARLEYSVILLE, PA—April 18, 2011—Harleysville Group Inc. (NASDAQ: HGIC) today announced that unusually severe winter weather losses will impact its first quarter results. The company expects to report first quarter diluted operating income1 approximating last year’s first quarter results of $0.28 per share after taxes. The current quarter’s results will be reduced $0.21 per share by catastrophe losses, while the prior year’s quarter was reduced $0.49 per share by catastrophe losses. At the same time, Harleysville Group anticipates a statutory combined ratio2—adjusted for the non-recurring impact of the pool change effective January 1, 2011— approximating the level reported in the first quarter of 2010. The combined ratio will reflect significant winter losses not meeting the catastrophe definition, as well as 4.5 points of catastrophe losses for the quarter. In the first quarter of 2010, Harleysville Group reported a statutory combined ratio of 107.8 percent, which reflected 10.0 points of catastrophe losses. Both years’ catastrophe losses exceed the company’s long-term average. Harleysville Group expects to announce its first quarter results on April 26.
           “During the first quarter, we experienced unusually severe winter weather throughout much of the Mid-Atlantic and Northeast, especially in New England and New York. The number of events—coupled with their frequency and closeness to one another in time—combined to produce elevated catastrophe and non-catastrophe claims activity throughout commercial and personal lines. We saw an abnormal increase in water damage, ice dams, roof collapses and fire losses in property, automobile claims, and weather-related casualty losses,” commented Michael L. Browne, Harleysville Group’s president and chief executive officer. “This extreme weather resulted in significant disruption and financial loss for a large number of our policyholders. But our claims staff again did a great job helping these individuals, families and businesses restore their lives and livelihoods. It’s at times like these when our policyholders count on us the most. And because of our outstanding financial strength and excellent claims department we are able to deliver on our service commitment to our agents and policyholders—which is exactly why we are in business.”
Harleysville Insurance is a leading super-regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 70 U.S. property/casualty insurance groups based on net written premiums. As a Trusted Choice® company partner, Harleysville distributes its products exclusively through a network of independent agents primarily across 32 states. Harleysville is ranked #21 in the most recent InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been included on the list in each of the last five years. Harleysville Mutual Insurance Company owns approximately 54 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Group has paid a dividend every quarter since the company went public in 1986, and was recognized with a 2010 Mergent Dividend Achiever Award for its long-term history of dividend increases. Further information can be found on the company’s website at www.harleysvillegroup.com.

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Harleysville Group comments on impact of first quarter unusually severe winter weather
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Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results, including operating return on equity, premium growth and underwriting results, could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; reduced economic activity; the insurance product pricing environment; changes in applicable law and accounting standards; government regulation and changes therein that may impede the ability to charge adequate rates or to do business; performance of and instability in the financial markets; investment losses; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

1 Operating income is a non-GAAP financial measure defined by the company as net income excluding after-tax realized gains and losses on investments.
2 Statutory combined ratio is a non-GAAP measure of underwriting profitability and is based on numbers determined under statutory accounting practices as filed with state insurance regulators. It is the sum of the ratio of losses and loss settlement expenses to premiums earned plus the ratio of underwriting expenses to premiums written. A ratio of less than 100 percent indicates underwriting profitability.

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